Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by CleanTech Acquisition Corp. (the “Registrant”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Registrant following the consummation of the business combination involving Nauticus Robotics, Inc. and the Registrant. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 22, 2022	/s/ Jim Bellingham
Jim Bellingham